Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-129912; 333-133797; 333-147753; 333-176421; and 333-211743) of Cimpress plc of our report dated August 9, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Irish Merger discussed in Note 1 and change in composition of reportable segments discussed in Note 16 to the consolidated financial statements, as to which the date is February 10, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cimpress plc's Current Report on Form 8-K dated February 10, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 10, 2020